Shareholder Update
Annual Meeting Results
An annual meeting of the Funds shareholders was held
on October 1, 2002. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
1. The Funds shareholders elected the following eight
directors:
Shares Shares Withholding
                         Voted For  Authority to Vote
Roger A. Gibson........  19,715,642     581,718
Andrew M. Hunter III(a). 20,008,291     289,069
Leonard W. Kedrowski.... 20,006,493     290,867
John M. Murphy, Jr(b)... 19,713,058     584,302
Richard K. Riederer .... 20,008,072     289,288
Joseph D. Strauss....... 20,007,394     289,966
Virginia L. Stringer ... 20,001,242     296,118
James M. Wade........... 20,009,704     287,656
(a) Andrew M. Hunter III tendered his resignation from
the board of directors, effective December 2002.
(b) John M. Murphy, Jr tendered his resignation from
the board of directors, effective May 2003.
2. The Funds shareholders ratified the selection by the
Funds board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending May 31, 2003. The following
votes were cast regarding this matter:
 Shares       Shares        Broker
Voted For  Voted Against  Abstentions   Non Votes
19,764,169    384,613      148,577         -